Price Waterhouse LLP


December 15, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs,

                      SCIENTIFIC MEASUREMENT SYSTEMS, INC.

We have read item 4 of Scientific Measurement Systems, Inc.'s Form 8-K dated December 13, 1994 and are in agreement with the statements contained in paragraphs 4(a)-(f) therein.

Your very truly,

/s/ Price Waterhouse LLP






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